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                                                                   SUB-ITEM 77M

                                    MERGERS
          AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

INVESCO CONSTELLATION FUND TO INVESCO AMERICAN FRANCHISE FUND

On December 5, 2012, the Board of Trustees of AIM Equity Funds (Invesco Equity Funds) ("AEF") approved an Agreement and Plan of Reorganization (the "Agreement"). On August 27, 2013, at a Joint Special Meeting for shareholders of Invesco Constellation Fund (the "Target Fund"), an investment portfolio of AEF, shareholders approved the Agreement that provided for the combination of the Target Fund with Invesco American Franchise Fund (the "Acquiring Fund"), an investment portfolio of AIM Counselor Series Trust (Invesco Counselor Series Trust) ("ACST") (the "Reorganization"). Pursuant to the Agreement, on
September 16, 2013, all of the assets of the Target Fund were transferred to the Acquiring Fund. The Acquiring Fund assumed all of the liabilities of the Target Fund and ACST issued Class A shares of the Acquiring Fund to the Target Fund's Class A shareholders, Class B shares of the Acquiring Fund to the Target Fund's Class B shareholders, Class C shares of the Acquiring Fund to the Target Fund's Class C shareholders, Class R shares of the Acquiring Fund to the Target Fund's Class R shareholders, Class R5 shares of the Acquiring Fund to the Target Fund's Class R5 shareholders, Class Y shares of the Acquiring Fund to the Target Fund's Class Y shareholders. The total value of the Acquiring Fund shares of each class that shareholders received in the Reorganization was the same as the total value of shares of the corresponding class of the Target Fund that shareholders held immediately prior to the Reorganization. No sales charges were imposed in connection with the Reorganization. Shareholders of the Target Fund will recognize no gain or loss for federal income tax purposes upon the exchange of all of their shares in the Target Fund for shares in the Acquiring Fund.

FOR A MORE DETAILED DISCUSSION ON THE MERGER, PLEASE SEE THE AGREEMENT AND PLAN OF MERGER FILED HEREIN UNDER SUB-ITEM 77Q1(g).